Exhibit 23.3

April 3, 2009

Tri-Tech Holding Inc.

5D, Tower A

2 Building Business Center Jinyuan Shidai

No. 2 East Road Landianchang, Haidian District

Beijing, People’s Republic of China 100097

(+86-10) 8887 6366

Ladies and Gentlemen:

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus included in the registration statement on Form S-1, originally filed by Tri-Tech Holding Inc. on April 3, 2009 and as may be amended from time to time with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,
/s/ Kaufman & Canoles
Kaufman & Canoles

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